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                     February 14, 2024

       David Klein
       Chief Executive Officer
       Canopy Growth Corporation
       1 Hershey Drive
       Smiths Falls, Ontario, K7A 0A8

                                                        Re: Canopy Growth
Corporation
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 25,
2022
                                                            File No. 001-38496

       Dear David Klein:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences
       cc:                                              Yariv Katz